Source Interlink Companies, Inc. Provides Update on Privatization;
Common Stock to Cease Trading on May 14, 2009

Bonita Springs, FL., May 6, 2009 - Source Interlink Companies, Inc. (Nasdaq:SORC), one of the largest publishers of magazines and online content for enthusiast audiences and a leading distributor of DVD's, CD's, magazines, video games and books today provided an update concerning its structured reorganization and announced that its common stock will cease trading on the The Nasdaq Stock Market at opening of business on May 14, 2009.

On Tuesday, April 28, 2009, the Company announced that it had reached a restructuring agreement to take the Company private and eliminate nearly $1 billion of its existing debt.  To facilitate the restructuring, the Company filed a lender-approved pre-packaged Plan of Reorganization under Chapter 11 of the U.S. Bankruptcy Code.  During first day motions, held Wednesday, the Court entered various orders to enable the Company to continue operations in the ordinary course, including authorization to pay all vendors in full and on time if they agree to maintain current credit and payment terms and approval of a $385 million debtor-in-possession financing arrangement.  The financing arrangement was consummated on Thursday and vendors began receiving payment of pre-filing charges immediately.  Recognizing the unique nature of the case and the parties’ desire for a prompt conclusion of the proceedings, the Court set a hearing for May 28, 2009 to confirm the Company’s Plan of Reorganization.

In accordance with the Company’s plan to go private, The Nasdaq Stock Market informed the Company by letter dated May 5, 2009 that the Company’s common shares would be delisted and all trading suspended at the opening of business on May 14, 2009 pursuant to NASDAQ Marketplace Rules 5100, 5110(b), IM-5100-1 and 5250(c)(1).  The action followed the filing of the Company’s Plan of Reorganization and decision to devote its resources to the restructuring process rather than the filing of its Annual Report on Form 10-K for the fiscal year ended January 31, 2009.  Because the delisting is a necessary step in the Company’s plan to go private, the Company does not intend to request a hearing before the Nasdaq Listing Qualifications Panel to appeal the decision.

Source Interlink Chairman and Chief Executive Officer Greg Mays said, “We continue to be very pleased with the progress made this week in our plan to go private and eliminate a substantial portion of our existing debt.  We are also pleased with the response of our trading partners, all of which have enthusiastically supported our plan.  Our restructuring is progressing better than expected.  We are on schedule to emerge shortly with significantly less debt, materially reduced interest expense and substantially improved free cash flow allowing us to capitalize on several operational opportunities to further improve and grow our business.  Our restructuring also will permit our employees to continue to do what they do best--provide exceptional service to our customers.”

ABOUT SOURCE INTERLINK COMPANIES, INC. Source Interlink Companies, Inc. (NASDAQ: SORC), a media and marketing services company, is a leading U.S. distributor of home entertainment products and services and one of the largest publishers of magazines and online content for enthusiast audiences. Source Interlink Media, LLC publishes more than 75 magazines and 90 related Web sites. Source Interlink Distribution, LLC services tens of thousands of retail store locations throughout North America distributing DVDs, music CDs, magazines, video games, books, and related items. In addition to distributing more than 6,000 distinct magazine titles annually, the Company maintains the largest in-stock catalog of CDs and DVDs in the US -- a combined total of more than 260,000 titles. Supply chain relationships include consumer goods advertisers, subscribers, movie studios, record labels, magazine, book, and newspaper publishers, confectionary companies and manufacturers of general merchandise.

For more information about the reorganization go to: www.SourceInterlink.com and click on the Reorganization Information tab or contact Cynthia Beauchamp, at (239) 949-7624.